Exhibit 99.2

Conference Call Transcript

ProQuest Company to Acquire Voyager Expanded Learning

Dec. 14. 2004 / 12:00PM ET

Operator

Good afternoon. My name is Lisa, and I will be your conference facilitator. At this time, I would like to welcome everyone to the conference call to discuss ProQuest's acquisition of Voyager Learning. (Operator Instructions). Mr. Trinske, you may begin your conference.

Mark Trinske - ProQuest Company - VP, IR

Thank you, operator. Good afternoon, everyone. This is Mark Trinske, Vice President of Investor Relations for ProQuest Company. Thank you for joining us today. Today we will discuss our acquisition of Voyager Expanded Learning. A news release was issued this morning with details of the transaction. It is available on financial sites on the Web, as well as on our website, ProQuestCompany.com. A rebroadcast and transcript of this conference call will be available on our corporate website later this week.

For greater clarity and to facilitate transparent communications, we will be making statements today that are forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995. There are risks associated with these statements that could cause our performance to differ materially from the statements made today. With today's acquisition, we have additional risk factors in our Safe Harbor disclosure. Please be sure to review these factors which are listed at the end of the news release issued today. You can also find a discussion of risks and business trends in the Company's documents that are on file with the SEC.

We anticipate that this deal will close by the end of January. Upon completion of the acquisition and the finalization of the calculations for intangible amortization, as well as the termination of final interest rates on the new debt, we will further clarify our 2005 outlook. We will do this on our fourth-quarter and year-end conference call which is scheduled for February 24, 2005.

Joining me on today's call are Alan Aldworth, President, Chairman and CEO, and Kevin Gregory, ProQuest's Senior VP and Chief Financial Officer. Alan will present the details on our Voyager acquisition, including details on strategic, technical and managerial aspects of the acquisition and our outlook for the combined Company in 2005. After Alan is done, we will open the call to your questions.

With that, I would like to introduce Alan Aldworth, Chairman and CEO of ProQuest.

Alan Aldworth - ProQuest Company - Chairman and CEO

Thank you, Mark. As we announced today, we entered an agreement to acquire Voyager Expanded Learning. This is an important platform for us in the field of K-12 educational publishing. My experience in the K-12 curriculum market is a major reason why I joined ProQuest four years ago. ProQuest education market ambitions are also why we asked Dr. Linda Roberts and Todd Nelson to join the ProQuest board in the past year.

Linda is one of the nation's leading experts in reading and was the founding director of the U.S. Department of Education's Office of Educational Technology, and Todd Nelson is the Chairman and CEO of the Apollo Group, parent company of the University of Phoenix. We have been making smaller acquisitions in the K-12 market over the last couple of years like Bigchalk, SIRS, Reading A to Z and Culture Grams.

Our senior management team with the support of our Board has been looking for a larger acquisition that would represent a solid growth platform for K-12 curriculum products. Voyager is an excellent platform for three main reasons. First, Voyager's products are truly remarkable. They have been proven to dramatically increase literacy. Second, the emphasis on accountability and proven results in K-12 education will provide great growth opportunities for ProQuest and Voyager. And third, we expect Voyager to make a solid financial contribution to ProQuest Company.

I would like to take a few minutes to talk in more detail about these three key points. First, I'll start with a little background. Proven solutions are required by the "No Child Left Behind" legislation that was originally signed into law in 1965 and reauthorized by President Bush in 2001. More than $1 billion in funding from NCLB's "Reading First" initiative are expected to be distributed to the states in 2005. The "Reading First" component of NCLB demands that solutions meet several criteria.

First, they must use the National Reading Panel's essential components of reading instruction. Voyager is one of the few companies that meets these standards. Second, they must be research-based and have proven efficacy. Voyager has more proof of efficacy than any other program. In fact, Dr. Kame'enui, who is the Director for the Institute for the Development of Educational Achievement at the University of Oregon, has noted that and I quote, "More experimental and comparative research has been conducted on the Voyager Universal literacy system than any other major reading program." Dr. Kame-enui is one of the nation's most respected and influential experts on reading education.

Third, the solutions must show sustained results over time. This has changed the buying patterns of school districts. To access federal funds they must purchase products that have proven results, and they will continue to invest in these products only if they prove their worth in their own district and against their own state standards. Credible research proves that Voyager solutions work even in the most difficult teaching environments and with the lowest performing students.

In a national study of more than 10,000 K-12 students, less than 40 percent were reading at grade level at the start of the school year. After using Voyager's Universal Literacy System for one year, more than 70 percent were reading at grade level.

Another important aspect of Voyager solution is the continuous student feedback they provide. Students' progress on each of the essential components of reading instruction is tracked through an online system. Suggestions are then offered to teachers to help solve individual students' reading problems. And research shows that literacy rates go up in the classroom when teachers are better trained in teaching reading in a systematic method. This has also been acknowledged by NCLB legislation. Funding of $2.9 billion has been allocated specifically for teacher training.

Voyager used research-based professional development is delivered online in a profitable and scalable model. The online training is accompanied by group discussion, hands-on classroom application of strategies for teaching reading in elementary grades and is supported by coaching, clear discussion and feedback that enables teachers to significantly improve their teaching effectiveness.

The acquisition of Voyager establishes our position in the K-12 curriculum market. Within that market, the demand for curriculum with proven efficacy is very strong. Funding for this growth comes from local, state and federal sources. Federal funds allocated to education continue to increase. It is anticipated that $38.7 billion will be spent by the federal government in 2005.

Spending more money is only part of the solution. The dollars must be spent for solutions that work. Voyager's products have been thoroughly evaluated and proven to work in numerous academic studies. 41 school districts have conducted independent studies on components of the Voyager system, and five separate universities have participated to evaluate the overall program or one of its major components. The outcomes are consistent. Voyager's students outperform others not enrolled in a Voyager program when important reading skills are evaluated.

While NCLB is currently devoting a large amount of funding to reading, the spotlight is expanding to include math. Voyager has developed a math intervention product for grades 3-8 which will be introduced in 2005. It is designed to help students that are struggling with basic math skills.

In addition, we can expand Voyager used Distance Learning Program by adding new subjects to the Voyager curriculum and exploring markets outside the U.S. Along with a great business, we acquired a great management team with talent and vision.

Randy Best is the co-founder and CEO of Voyager. He will be staying on as a consultant, and he will also join the ProQuest Board of Directors. The other members of the Voyager senior management team will be staying on are Dr. Jeri Nowakowski, Bob Blevins, Dr. Alan Nowakowski and Deborah Nugent. I'm very delighted to welcome the entire Voyager team to ProQuest.

Now a bit on the financials. This is an excellent acquisition for us from a financial perspective. Voyager's recurring revenue model has excellent renewal rates of over 90 percent and same school sales increases of more than 20 percent, which shows that districts recognize the product value. Voyager is on track to generate revenue of $85 to $90 million for calendar year 2004. We expect Voyager's revenue to grow more than 20 percent in 2005. So Voyager has growing revenues, it also has strong margins and significant free cash flow. For the full year 2005, we expect Voyager to be accretive. However, due to seasonality and transition costs, we do expect Voyager will generate a dilutive impact on EPS for our first quarter of 2005. For the full year, our 2005 EPS will be dependent upon the final valuation of Voyager's identifiable intangibles and their accompanying amortization. But our preliminary estimates show 2005 earnings-per-share including Voyager to be in the range of $2.20 to $2.40. By the date of our earnings conference call in February, we expect to have this valuation finalized and we will give you further guidance for the combined company at that time.

I would like to conclude by saying that all of us at ProQuest are extremely excited about this acquisition. Voyager brings us into the K-12 curriculum solutions market with proven efficacy, with a scalable business model with exceptional margins and multiple revenue sources, and it will be accretive as I said to ProQuest earnings in 2005.

Operator, we would like to open the call up for questions.

Operator

(Operator Instructions). Your first question comes from Mark Marostica.

Mark Marostica - Analyst

Good morning, everyone. My first question on Voyager relates to the overall penetration of Voyager in the K-12 market. In other words, how many schools currently utilize the products?

Alan Aldworth - ProQuest Company - Chairman and CEO

It is in about 500 districts nationally at this point, so it is growing rapidly, but there is still a lot of opportunity out there.

Mark Marostica - Analyst

Okay. And relative to that point, is it the case where one of the products accounts for the lion's share of the revenue? Could you give us a sense for which product really accounts for the overall revenue mix?

Alan Aldworth - ProQuest Company - Chairman and CEO

Kevin will respond to that. He's got a revenue breakdown.

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

If you look at the revenue mix, it is approximately 50 percent Passport. About 17 percent VoyagerU. Universal Literacy System is about 20 percent. And the remainder is summer school extended day solutions.

Alan Aldworth - ProQuest Company - Chairman and CEO

Okay. So the VoyagerU is the professional development, Passport is the intervention program, and the Universal Literacy System is the K-3 core program.

Mark Marostica - Analyst

And just to get a sense for the growth that Voyager has seen over the last couple of years, it sounds pretty substantial. It is that the growth came from essentially existing products, this mix of products growing at the rate that you describe, or is it from the introduction of the newer products that are more recent to the mix?

Alan Aldworth - ProQuest Company - Chairman and CEO

All of the products have been growing. The one that has been growing the most rapidly is the intervention program Passport, so that has accounted for a big part of the most rapid growth in the last year or so.

Mark Marostica - Analyst

Okay, got it.

Alan Aldworth - ProQuest Company - Chairman and CEO

Also, some more grades and particularly more students for all of the products, so there has been growth across the board. VoyagerU has also -- the professional development has also grown very rapidly in the last couple of years.

Mark Marostica - Analyst

Then last question and I will turn it over, operating margins for Voyager, could you comment on where they currently stand and where your guidance for the upcoming year assumes that they will go?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

From an operating margin perspective, they have high margins approximately 40 percent range. We have not given guidance for '05 primarily because we have to determine the amortization on the intangibles.

Mark Marostica - Analyst

On that point, Kevin, what are you estimating in your guidance as far as amortization of intangibles for Voyager for '05?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

I think we have taken a relatively conservative approach, but we do need to obviously go through the evaluation process to determine specifically what those assets will be and the amortization associated with them.

Mark Marostica - Analyst

Okay, thank you.

Alan Aldworth - ProQuest Company - Chairman and CEO

We will give you a lot more guidance in February, Mark.

Mark Marostica - Analyst

Fair enough. Thanks.

Operator

Scott Krasik.

Scott Krasik - Analyst

Hi, guys. Congratulations. A question, it does not appear like there are a lot of expense cutting synergies, which is not necessarily a bad thing. But you had touched a little bit on top line possibilities and what does ProQuest bring to Voyager. Can you expand a little bit on that, sort of looking out maybe not this year or next year but further out?

Alan Aldworth - ProQuest Company - Chairman and CEO

You are right in that we are not anticipating material expense side synergies with the company. Voyager really establishes a strong platform for us in the curriculum solutions area. It is a direction that we have been moving, but more through internal development and smaller acquisitions like SIRS and CultureGrams and then aligning our library products with standards in the curriculum. So this is really a new platform.

I think the synergy is down the road as we develop new programs within Voyager, leveraging the capabilities within ProQuest which are namely our vast amounts of content and the technological capabilities that we have at ProQuest.

Scott Krasik - Analyst

So the thing is putting more content that you own into some of the Voyager programs?

Alan Aldworth - ProQuest Company - Chairman and CEO

Right.

Scott Krasik - Analyst

Okay. And then just give us a little sense of how this went about? You certainly paid a premium versus what you have been paying in the past, but it seems like a pretty good company. Did they come to you? Were they looking to sell themselves? How did this all come about?

Alan Aldworth - ProQuest Company - Chairman and CEO

Voyager is a company that we have been aware of for quite some time. They went through a process. They had determined that they wanted to partner with somebody to really take the Company to the next level. They had a lot of success in solving the literacy problem in the U.S., and the board of Voyager and the shareholders and the management felt that a sale to the right partner could really help them take it up to the next level, and I think that is really what the thought process was about.

So they talked to other potential buyers, and if I could speak for them, I think they would say that they determined ProQuest was the right home for Voyager that could really take it to the next level and help solve the literacy problem in the United States.

Scott Krasik - Analyst

And is the stock that you are issuing is that specifically for just a couple of people there, or how does that --?

Alan Aldworth - ProQuest Company - Chairman and CEO

There are not that many shareholders that will go to the -- accredited shareholders, accredited investors of Voyager.

Scott Krasik - Analyst

Do they have some type of lockup period associated with that?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

They will have the typical lockup period if you will of one year under unregistered securities. It is a typical lockup period that you would have with unregistered securities.

Scott Krasik - Analyst

Okay. I would assume that any cash generated from this point on you are not going to be hitting the share repurchase program that you started earlier as you would look to pay down debt? Is that a possibility next year?

Alan Aldworth - ProQuest Company - Chairman and CEO

I'm sorry. Repeat that question one more time?

Scott Krasik - Analyst

Are you able with cash that you generate next year -- are you going to look to try and pay down some of this new debt -- well, not the new debt, existing debt, or what is your plans for cash flow next year now?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

I think that after the acquisition is finalized, our leverage ratio should still be in the investment-grade area. I anticipate that we will continue to use the free cash flow generated not only by the ProQuest organization but the significant amount of free cash flow generated by the Voyager company to fulfill our strategy we set out this year which was to look at acquisitions, to repurchase stock, pay down debt.

Scott Krasik - Analyst

Okay. No list, no priorities there, no ranking of those?

Alan Aldworth - ProQuest Company - Chairman and CEO

The repurchase of stock is probably a lower priority with an acquisition of this magnitude if that's what you're getting at.

Scott Krasik - Analyst

All right. Okay. Good. Thanks. Congratulations, again.

Alan Aldworth - ProQuest Company - Chairman and CEO

Thank you, Scott.

Operator

Brandon Dobell.

Brandon Dobell - Analyst

Good afternoon, guys. A couple of things. Let me get a better sense as I think about modeling this from two perspectives. Top line seasonality, should we assume that it looks like some of the other K-12 companies or something like what Scholastic has in their Education Publishing Division with the READ 180 product from a revenue perspective across the year? And then secondly, I want to get a sense for working capital needs, capital investment needs and how you guys view that in terms of how we should think about free cash going forward?

Alan Aldworth - ProQuest Company - Chairman and CEO

As far as seasonality, Brandon, while there is a seasonality, it is probably a bit less seasonal than you would typically see with an educational publisher, partially because the summer school program is not an insignificant part of the mix. So that smoothes a bit. There tends to be much more of a recurring revenue component here, so it is not highly skewed toward shipments in the summer for the beginning of the school year. While it is seasonal, the smallest quarter is the first quarter. The second and third quarters will be the bigger revenue months, and then the fourth would be somewhat smaller, but not as small as the first in terms of seasonality.

I'm sorry. There was a second part to the question?

Brandon Dobell - Analyst

Yes, just thinking about capital needs --

Alan Aldworth - ProQuest Company - Chairman and CEO

Low capital needs, low working capital needs, high free cash flow.

Brandon Dobell - Analyst

All right. And I guess from a different perspective, sales strategy-wise, is this going to be kind of -- you mentioned down the line some content opportunities or technology opportunities, but from a near-term sales strategy perspective, you guys going to leave this kind of alone or integrate the sales force with the Bigchalk sales force? I am just trying to get a better idea on how you go to market with these guys?

Alan Aldworth - ProQuest Company - Chairman and CEO

Most leave alone. They have got a fabulous sales and marketing organization that we will be looking to build upon.

Brandon Dobell - Analyst

Okay. And can you give us an idea of how many people or what has been their, the usual way they have gotten their products out in the market?

Alan Aldworth - ProQuest Company - Chairman and CEO

I'm going to let Ron Klausner take that question, the President of the Information Learning Division.

Ron Klausner - ProQuest Company - President of the Information Learning Division

We have approximately 60 sales producers made up of what you would expect in various segmentation of distribution, and there is an inside sales team, there is an outside sales team and then there are tiers within that outside team relative to opportunity, larger districts or in the VoyagerU capability larger states that is segmented typically in an organization that has very large customers.

Brandon Dobell - Analyst

Okay and to drill down on that for a second. Alan, you mentioned at the beginning the revenue breakdown and run with it. Should I take that to mean that the VoyagerU is more of a state product, but the literacy systems are more of a district or a school level sale? How should we think about the match between products and sales force?

Alan Aldworth - ProQuest Company - Chairman and CEO

The professional development is often a state level sale, although it can also be done at the district level. The programs, the intervention program, the core program, the summer school program are typically district sales, although in many urban areas there are sometimes one district throughout the entire urban area or multiple districts. So an urban area like New York City, although I don't believe it is a unified district, it is almost -- the urban area of New York City is almost handled as one district. There has been widespread use of the Voyager programs there. I guess the way to look at is states, districts, and entire urban areas as the customers.

Brandon Dobell - Analyst

Perfect. And then one last question unrelated. I would like to get your thoughts on what Google is looking to do with some of the college libraries out there, digitizing some of the works there. I am curious on what you guys think about that?

Ron Klausner - ProQuest Company - President of the Information Learning Division

Well, first the universities that have been identified -- Michigan, Stanford, Oxford -- are all our customers. They are partners of ProQuest on various projects. Our understanding of what Google is going to do is that there is little overlap with what we do now. Newspapers and proprietary capabilities.

Google is mostly, again our understanding, digitizing 19th and 20th-century books, the 20th-century that are in copyright, will have just the abstracts. And so we believe that this will be complementary and not overlapping.

Alan Aldworth - ProQuest Company - Chairman and CEO

And we're already working on pre-19th-century books with some of those same universities. So we view this as not substantially if at all overlapping with our capabilities.

Brandon Dobell - Analyst

Great. Appreciate it, guys. Thanks.

Operator

Jim Kitzinger.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Good morning, everyone. Can you give us some sense -- you're talking about revenue growth of 20 plus percent next year. I'm more interested in contemplating the longer-term growth trajectory for these businesses, not just next year. Can you give us some sense of how I should be looking at that?

Alan Aldworth - ProQuest Company - Chairman and CEO

Revenue growth rates in the 20 percent range should be sustainable for at least the next couple of years. It is hard to have visibility beyond that. But the way that I look at the revenue growth potential, Jim, is that within their current products, there is still a lot of opportunity for growth in districts.

They are in about 500 districts now. Most of those are larger districts. We estimate that there are well over 1000 larger districts, particularly in urban areas. There are a lot of urban areas that have not been significantly penetrated now that have the literacy problems that are very well being resolved with these programs, so there is a lot of opportunity with the existing products. Even within the existing districts that are being sold to now, there is opportunity to add additional students and additional grades.

Beyond that, the whole area of mathematics. The math program has been developed. It will be introduced to the market in 2005. So that is a whole new greenfield subject area for Voyager. But the same problems exist with students struggling in math at the elementary and middle school grades. It is a huge problem. The incoming Secretary of Education has specifically mentioned that in the higher grades, and then also intervention in higher grades in high school is needed to address the problem with math illiteracy, reading illiteracy and dropout rates. So there is huge greenfield opportunity beyond the existing programs, which we believe will provide sustainable growth at pretty aggressive levels for some time to come. And we do not see many really anything out there that is like Voyager in terms of really delivering those solutions that are solving the problems in the school district.

Jim Kitzinger - Kitzinger Capital Management - Analyst

How is the earnout earned? Is that driven -- the $20 million -- is that driven by revenue growth? Is it for the employees currently there, or is it for the shareholders? How does that work?

Alan Aldworth - ProQuest Company - Chairman and CEO

The earnout is for the shareholders. Incidentally Randy Best is the CEO and co-Founder and the largest shareholder in the Company, and the earnout is based on primarily revenue performance at a profit level.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Can you give us some metrics on how they earn that 20 million and the duration, both revenue growth, profitability and the duration of that to reach that 20 million?

Alan Aldworth - ProQuest Company - Chairman and CEO

We will give more detail around the transaction once it has closed, and we have more information that we are able to share with you when we do our February year-end earnings release, Jim. It requires very very good revenue performance, I will say that much.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Terrific.

Alan Aldworth - ProQuest Company - Chairman and CEO

We will be happy to pay it.

Jim Kitzinger - Kitzinger Capital Management - Analyst

When you put the $2.20 to $2.40 range, obviously from my perspective the key drivers on the transaction on how additive it is is amortization assumptions and interest expense assumptions. Can you give us the ranges that you now kind of put around those to get that to $2.20 to $2.40 number, or is that something you want to hold for awhile?

Alan Aldworth - ProQuest Company - Chairman and CEO

Well, the one that we need to hold for awhile is the amortization of intangibles because that requires a lengthy process whereby each of the components of the intangibles is valued by an independent valuation firm. The other component like interest is a little easier to calculate. Kevin can probably share with you some thoughts on assumptions about interest transactions.

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

I would assume that after the transaction is completed, we should probably see effective interest rates somewhere in the range of 5.5 to 6 percent.

Jim Kitzinger - Kitzinger Capital Management - Analyst

On the new piece of debt kind of --

Alan Aldworth - ProQuest Company - Chairman and CEO

Probably for the total company. Is that the total Company average rate?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

They will both probably be in line. (multiple speakers)

Alan Aldworth - ProQuest Company - Chairman and CEO

That interest rate they are not going to change much at all for ProQuest Company in total, Jim.

Jim Kitzinger - Kitzinger Capital Management - Analyst

One last question. This is levered pretty hard now. To keep the investment-grade credit, is this driven really by only the current financials and kind of the pro forma, or do you guys need to do something both strategically and/or financially to spin off business solutions and monetize that piece and not just -- the question kind of there is, now that you have a full-blown education company does it begin now to make sense to monetize Business Services, and is that important to keep the investment-grade rating?

Alan Aldworth - ProQuest Company - Chairman and CEO

We do not need to monetize anything to maintain investment-grade rating. That is based on primarily the cash flow from ProQuest Company, along with the added cash flow from Voyager. So there is no monetization or sale of any businesses or spin-off is anticipated in that, and nothing of that nature is planned at this point.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Do you want to make any commentary on the strategic thoughts of that now that you have a much bigger platform to play on, Alan?

Alan Aldworth - ProQuest Company - Chairman and CEO

Business Solutions is an excellent business, and we believe that our long-term strategies are to continue to invest in that business and do acquisitions and drive internal growth. So strategically it is a very good business. It generates a lot of free cash flow, and I think while there is not a great deal of market synergy between the two businesses that the know-how that we share I think justifies having both of those businesses in the mix for the foreseeable future.

We thought that it was the right thing to do for shareholders to look at that. We're always looking at maximizing shareholder value. So if it came to the point in time where that was the right thing to do, we would certainly entertain that, but not at this time.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Well, thanks much and best of luck with the transaction.

Operator

John Cristiano (ph), UBS Warburg.

John Cristiano - UBS Warburg - Analyst

Gentlemen, just a follow-up on the metric as far as the metrics related to the additional 20 million. Is that payable in cash or stock?

Alan Aldworth - ProQuest Company - Chairman and CEO

The earnout is cash.

John Cristiano - UBS Warburg - Analyst

Okay. Then obviously this is a pretty big acquisition for you guys, but from a leverage standpoint you probably still have some capacity left and you mentioned that you're still looking at acquisitions. Would we expect then any further acquisitions to be around this platform, around supplemental education solutions for K-12, and also what do you think of the pipeline and how it is looking after the Voyager acquisition?

Alan Aldworth - ProQuest Company - Chairman and CEO

I would expect that we will continue to make acquisitions. I do not see anything of this magnitude obviously on the horizon. Opportunities like this don't come along very often, but to some extent this platform will allow us to make small tuck-in acquisitions that leverage this platform now that it is in place or will be in place once it closes. I think we do have additional capacity, we will be generating a lot of free cash flow as a combined entity, and we will be looking to continue to invest for the long-term and build the business.

John Cristiano - UBS Warburg - Analyst

And also a follow-up on the strategy. Putting Business Solutions aside and looking at the information on Learning, you guys have mentioned that microfilm is more your legacy product and sort of the general reference, and that is really sort of the other end of the spectrum as far as adding value where you look at Voyager and sort of the efficacy and the results they provide. And then you go down to the other end and look at microfilm where maybe it is not the most value-added, certainly it is still valuable to the Company from a cash flow prospective, but from a growth prospective, it might be a little challenged. Do you want to make any comments on that?

Alan Aldworth - ProQuest Company - Chairman and CEO

Microfilm is still a good business. We have got a very high worldwide market share. It generates a lot of cash. It provides the content for our digital vault initiative and a lot of our proprietary publishing efforts. So while it is truly not a growth business, I think it is still -- most of the microfilm business is still strategic for us.

John Cristiano - UBS Warburg - Analyst

Okay, that's great. Thanks.

Operator

Dmitry Khaykin, Salomon Brothers Asset Management.

Dmitry Khaykin - Salomon Brothers Asset Management - Analyst

Just a couple of follow-up questions from the previous questions. Can you talk a little bit about you saying the business is 95 percent returned. What type of contract terms -- I understand it is year to year -- what type of price increases can you pass on, or it is all basically penetration gains and how fast can you penetrate that, is the number one question?

Number two, I was just running some of the back of the envelope numbers, just using the numbers that you have provided, it sounds like this could be probably 50 cents accretive on a five numbers, just using 40 percent margin on 20 percent growth and 5.5 percent EPS, 5.5 percent debt across the debt numbers. So are you just being ultra conservative, or am I missing anything?

And finally the last question is on the goodwill amortization, and do you think that you potentially can save some taxes by stepping up assets for tax purposes?

Alan Aldworth - ProQuest Company - Chairman and CEO

I will try the first two, Dmitry, and then I will let Kevin talk about the tax question.

In terms of the revenue increases, it's not pricing increases. It's penetration within existing customers and adding new customers. You're right in that it is generally year to year programs, and it is priced based on per student, or in the case of professional development per teacher in the program. Most of the components that are used are basically sold every year. There are some things that go on, but it is not exactly a subscription model. But the majority of the revenues are a per student, per year or per teacher per year revenue. And because it works so effectively virtually everywhere that it has gone in, the renewal rates are as we have stated extremely high. So that is the pricing and the revenue growth scenario.

Dmitry Khaykin - Salomon Brothers Asset Management - Analyst

You said something interesting, just to interrupt you for a second. That 500 districts, do you have the sense of how many actual end-users are students plus teachers that are using the product right now, and what is the total population even within those 500 districts, potential population that can use the product?

Alan Aldworth - ProQuest Company - Chairman and CEO

Let me go to the other parts of the question, and maybe somebody in the room here that heard that will be able to look that up because I don't have the answer at the tip of my tongue.

On your next question on the accretion issue, the real answer is again the amortization of intangibles. Until we've had the experts really go through the process of valuing each of the components, there is a patent. You know they put a value on customer lists and trade names and things like that and each of those have different lives, and the goodwill component obviously is the largest component. That doesn't get amortized, but some of these other components do get amortized over various lives.

We have talked with them and come up with preliminary estimates, and that's how we come up with our guidance. But again, it could vary. I do not anticipate that it could be substantially worse than we have assumed or a larger amortization number. Obviously it is all a non-cash amortization figure.

Dmitry Khaykin - Salomon Brothers Asset Management - Analyst

For tax purposes do you expect to have a substantial, maybe accelerated amortization of certain intangibles so that you can effectively lower your cash tax rate for the next couple of years?

Alan Aldworth - ProQuest Company - Chairman and CEO

I will let Kevin take that one.

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

Yes, it is not expected. There are very few tax attributes, if you will, that will come with the Voyager acquisition. So it is not anticipated that there will be significant cash tax savings as a result of this acquisition.

Operator

Trey Cowen, Jefferies & Co.

Trey Cowen - Jefferies & Co. - Analyst

Thank you. First question. Regarding the actual products and looking at it from a granularity standpoint as far as the mix of it versus services versus curriculum versus software, can you give us some sense of that?

Alan Aldworth - ProQuest Company - Chairman and CEO

Yes. The professional development component is in the 15 to 20 percent range. So the remaining is split between the programs, the intervention program, the core program, and in this order in terms of size, the intervention program which is called Passport.

Trey Cowen - Jefferies & Co. - Analyst

I think you gave these numbers earlier, so I don't think you need to give them again. I was just trying to get a feel for I assume there is a certain component of that where it is actually a hands-on a person involved in it versus some of it which is actually more your selling curriculum into the school, correct?

Alan Aldworth - ProQuest Company - Chairman and CEO

Don't look at it in the traditional sense of what is paper, what is people, what is software. It is a program where it is solution-based and it is multiple components of online assessment. The print component. A software component. The ongoing support. So it is a price per student for the entire program.

Trey Cowen - Jefferies & Co. - Analyst

I guess what I am trying to get at is to try and back into some sense of the margins that you gave which are extremely good at 40 percent, right? Is that sort of where you see them going over the long run, or could they actually go higher than that or lower than that, or what's your sense there?

Alan Aldworth - ProQuest Company - Chairman and CEO

I think the best assumption is that they will stay about the same for the near-term, and I'm not sure I can give you a better answer than that until the transaction is closed and we have a better sense for what the strategic plan is, how much we're going to reinvest in the business, how much leverage there is on future revenue growth. So I would say the best assumption to make now is about the same.

Trey Cowen - Jefferies & Co. - Analyst

And then when you look at the sales growth going forward and speaking of penetration, does that necessarily mean that the sales force size has to grow in correlation with the actual growth of the sales?

Alan Aldworth - ProQuest Company - Chairman and CEO

Yes, it will.

Trey Cowen - Jefferies & Co. - Analyst

All right. Thank you very much.

Operator

Oscar Wu, Nomura Securities.

Oscar Wu - Nomura Securities - Analyst

Hi. Just looking at the guidance you've given in terms of 20 percent revenue growth, 40 percent EBIT margins. It looks to me like you paid a very low multiple for this business, and I was just wondering how you were able to do that with what was the background of the process?

Alan Aldworth - ProQuest Company - Chairman and CEO

Well, we think the price that was paid was a very reasonable and fair price. The Voyager shareholders conducted a fairly thorough process, looked at other buyers. As I said earlier, I cannot speak for them. I am not sure that price was the only factor. Clearly there is a lot of passion among the Board of Directors at Voyager and the management team and the shareholders around the mission of the Company, and it was very, very important to them that the buyer of the Company shared that mission and would have the passion and the drive and the ability to take the Company to the next level and really into all of the districts and solve literacy problem nationwide.

You're right from an acquisition standpoint looking at comparables, it was certainly a fair and reasonable price.

Operator

Andrew Matthes, Matthes Capital Management.

Andrew Matthes - Matthes Capital Management - Analyst

The $2.20 to $2.40 guidance, how much of that is from Voyager for next year?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

In terms of the specific breakout, one of the things that we have given guidance on in our last conference call was where we expected the ProQuest organization to end up for the year. My expectation is that guidance is still good. I have not seen anything that would make us come off that guidance, and we will give more specific like I said in the conference call in February.

Andrew Matthes - Matthes Capital Management - Analyst

So you're not going to tell us what the incremental contribution will be from Voyager in the $2.20 to $2.40?

Alan Aldworth - ProQuest Company - Chairman and CEO

We will give the specific breakouts in February. Right now because there are so many moving pieces with the intangibles, we would rather not break down those details now. But we will give you all the information in February.

Andrew Matthes - Matthes Capital Management - Analyst

Okay, thank you.

Alan Aldworth - ProQuest Company - Chairman and CEO

On the question that was asked earlier about the number of students in the program, there about half a million students currently in the program.

Operator

Derek Johnston, Bank of America Securities.

Derek Johnston - Bank of America Securities - Analyst

Good afternoon. Just to clarify your K-12 product, they will have two sales teams, one for Bigchalk and one for Voyager?

Alan Aldworth - ProQuest Company - Chairman and CEO

That is right. Not just Bigchalk, but Bigchalk serves all the library products. So I'm sure there will be some collaboration, but we will have a specialist focused on libraries and media centers and then the reading curriculum specialists, and down the road we will probably have math curriculum specialists in the sales organization.

Derek Johnston - Bank of America Securities - Analyst

Great. Could you walk us maybe through Voyager's competitive environment? Many companies have changed the "No Child Left Behind" dollars, but who does Voyager most often run into when selling its literacy products to school districts?

Alan Aldworth - ProQuest Company - Chairman and CEO

It varies by the product category. There is the professional development, starting with that is a very large and highly fragmented market. So there are no real scale players there. There are few players that are of the size, in fact, of Voyager.

In terms of the intervention program, there is very little direct competition for intervention at the primary grades. In other words, up to, say, fifth grade. In the core program, Universal Literacy System, technically the competitors there would be any educational publisher that is offering a core curriculum for reading.

Voyager competes in a different way. They do not go after state adoptions. They don't compete head to head with the large traditional publishers like McGraw-Hill, Open Court. It really follows for the most part when a district implements the Intervention program and it is very successful. They may bring the K-3 core program in behind because the methodologies in teaching are very similar to the Intervention program. So generally speaking the competitors are the traditional publishers like McGraw-Hill, Harcourt, the READ 180 Program of Scholastic.

Derek Johnston - Bank of America Securities - Analyst

Great. Thanks and one other. You've made a number of acquisitions over the past two years, and some of the legacy products have struggled to grow. If you look at your growth prospects over the next five years and assuming a normal environment, which of your I&L products are you counting on to be your key contributors to growth and which have you become less optimistic over the events of the past year?

Alan Aldworth - ProQuest Company - Chairman and CEO

The I&L products, excluding Voyager, that are showing nice growth and we expect to continue to grow are the category that we refer to as Published Products, things like ProQuest Historical Newspapers and our proprietary published products. That category has been growing for us at very healthy double-digits now for a while, and we expect that to continue.

The overall long-term organic guidance that we have given for ProQuest Company is in the 5 to 7 percent range. So if you look at the Company overall, ProQuest growing organically at 5 to 7 percent, Voyager growing at in excess of 20 percent, and do the math on that, I think you come out to an overall organic growth rate in the low double-digit area, which is what we have stated as our longer-term goal with the right acquisitions.

Derek Johnston - Bank of America Securities - Analyst

Great. Thanks very much.

Operator

Jim Kitzinger. Kitzinger Capital Management.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Given the acquisition, are you guys holding to your 100 percent of free cash flow ratio above net income for next calendar year?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

Yes, we do not anticipate the Voyager acquisition will change that.

Jim Kitzinger - Kitzinger Capital Management - Analyst

So then if the number is $2.20 to $2.40, the free cash flow will be that or more. Is that a way to look at that, Kevin?

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

I think that is a reasonable way to look at it. We will give obviously more guidance on that in February, but I think that is a reasonable way to look at it.

Alan Aldworth - ProQuest Company - Chairman and CEO

The amortization affects that because that is non-cash charge, though.

Jim Kitzinger - Kitzinger Capital Management - Analyst

That would help that ratio. I guess I am just trying to move back into this intangible amortization assumption. You have to have ranged the $2.20 to $2.40. You guys today have a range of possible outcomes that you're looking at to get there. I guess my question is, can you share with us that range of intangible assumptions?

Alan Aldworth - ProQuest Company - Chairman and CEO

I will let Kevin take that. I'm not sure I know the details.

Kevin Gregory - ProQuest Company - Senior VP and Chief Financial Officer

The ranges that we looked at were several different scenarios from the most aggressive, if you will, in terms of capitalization to the most conservative. I think that we have taken a reasonable range. I think that is what is baked into the $2.20 to $2.40 number.

In terms of specifics, I would prefer to defer that until we actually get the valuation, and we can talk more about the specifics of it in February.

Alan Aldworth - ProQuest Company - Chairman and CEO

If we were to look at it on the lower end, what is the worst case scenario for the most aggressive period for intangible amortization and for the top end what appears to be a more likely case scenario for intangible amortization.

Jim Kitzinger - Kitzinger Capital Management - Analyst

So what you're saying is that, if it was very aggressive, the $2.20 number is probably reasonable given what you know today. And if it was a higher probability outcome or moderate outcome, it is closer to $2.40.

Alan Aldworth - ProQuest Company - Chairman and CEO

That was the approach again with the big caveat that given what we know today without the benefit of the detailed evaluation.

Jim Kitzinger - Kitzinger Capital Management - Analyst

So you have the full hedge in place there, Alan, which is fair.

Alan Aldworth - ProQuest Company - Chairman and CEO

We believe so. Again, obviously that will depend on the valuation that still needs to be done.

Jim Kitzinger - Kitzinger Capital Management - Analyst

Terrific. Thank you.

Operator

At this time, there are no further questions.

Mark Trinske - ProQuest Company - VP, IR

Thank you for being on the call everyone. You may have additional questions. We will all be available for follow-up, and once again thank you for participating in the call today. Operator, you can sign us off now.

Operator

This concludes today's conference. You may now disconnect.